UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GALENA BIOPHARMA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

April 29, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Galena Biopharma, Inc. to be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon at 9:00 A.M., local time, on Friday, June 28, 2013.

The notice of annual meeting and the proxy statement on the following pages cover the formal business of the Annual Meeting. At the Annual Meeting, management also will report on our current business and operations and will be available to respond to questions from stockholders.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you, therefore, to return a signed proxy card or vote by telephone or over the internet, so that you can be sure your votes are properly counted, even if you plan to attend the meeting. Information about voting procedures can be found in the proxy statement.

I hope you will join us.

Sincerely,

Mark J. Ahn
President and Chief Executive Officer

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 28, 2013

Notice is hereby given to the holders of common stock of Galena Biopharma, Inc., that the Annual Meeting of Stockholders will be held on Friday, June 28, 2013, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon at 9:00 A.M., local time, for the following purposes:

(1)	To elect two directors to serve until the 2016 annual meeting of stockholders;

(2)	To approve an amendment to our Amended and Restated Certificate of Incorporation;

(3)	To approve an amendment to our 2007 Incentive Plan;

(4)	To approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement;

(5)	To recommend, by non-binding vote, the frequency of future stockholder advisory votes to approve the compensation of our named executive officers; and

(6)	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet. We are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy materials and our 2012 Annual Report on Form 10-K. The Notice contains instructions on how to access those documents and to cast your vote via the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials and of our 2012 Annual Report on Form 10-K. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials and of the Annual Report by mail. This process allows us to provide our stockholders with the information they need on a more timely basis, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Only those stockholders of record at the close of business on April 29, 2013 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Annual Meeting for any purpose germane to the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting.

By Order of the Board of Directors,

April 29, 2013	Ryan M. Dunlap
Corporate Secretary

310 N. State Street, Suite 208

Lake Oswego, Oregon 97034

Annual Meeting of Stockholders

To Be Held on June 28, 2013

PROXY STATEMENT

This proxy statement is furnished to holders of common stock of Galena Biopharma, Inc., a Delaware corporation (“we, “us,” “our,” “Galena” or the “company”), in connection with the solicitation of proxies by our board of directors for use at our 2013 Annual Meeting of Stockholders to be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon at 9:00 A.M., local time, on Friday, June 28, 2013, and at any postponement or adjournment thereof.

The Notice of Internet Availability is first being mailed to our stockholders on or about May 10, 2013.

Our board of directors is asking you to vote your shares by completing, signing and returning the accompanying proxy card. If you attend the Annual Meeting in person, you may vote at the Annual Meeting even if you have previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder as described in more detail below under “What are the voting rights of the holders of Galena common stock?”

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON JUNE 28, 2013: This proxy statement, the accompanying proxy card or voting instruction card and our 2012 Annual Report on Form 10-K are also available at http://www.edocumentview.com/GALE.

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is the legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By completing, signing and returning the accompanying proxy card, you are designating Mark J. Ahn, Ph.D., our President and Chief Executive Officer, and Ryan M. Dunlap, our Director of Finance, Controller and Corporate Secretary, as your proxies for the Annual Meeting and you are authorizing Dr. Ahn and Mr. Dunlap to vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted even if you are unable or decide not to attend the Annual Meeting.

What is a proxy statement?

A proxy statement is a document that we are required by regulations of the Securities and Exchange Commission, or “ SEC ,” to give you when we ask you to sign a proxy card designating Dr. Ahn and Mr. Dunlap as proxies to vote on your behalf.

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What is in this proxy statement?

This proxy statement describes the proposals on which we would like you, as a stockholder, to vote at the Annual Meeting. It gives you information on the proposals, as well as other information about us, so that you can make an informed decision.

At the Annual Meeting, stockholders will act upon the following matters referred to in the attached notice of annual meeting and described in detail in this proxy statement:

(1)	the election of two directors;

(2)	the proposal to amend our Amended and Restated Certificate of Incorporation;

(3)	the proposal to approve an amendment to our 2007 Incentive Plan;

(4)	the proposal to approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement; and

(5)	the proposal to recommend, by non-binding vote, the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

In addition, management will report on our current business operations and respond to appropriate questions from stockholders.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 29, 2013, the record date for the Annual Meeting, will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. These shares include those (1) held directly in your name as the stockholder of record and (2) held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name as the stockholder of record. As summarized below, there are some important distinctions between shares held of record and those owned beneficially.

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Stockholder of Record — If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to these shares. As the stockholder of record, you have the right with respect to these shares to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

•

Beneficial Owner — If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and your broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner of these shares, you have the right to direct your broker or nominee on how to vote these shares and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a proxy from your broker or nominee. Your broker or nominee has provided voting instructions for you to use. If you wish to attend the Annual Meeting and vote in person shares held in street name, please contact your broker or nominee so that you can receive a legal proxy to present at the Annual Meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at our transfer agent or with your broker, bank or other nominee. Please complete, sign and return all proxy cards to ensure that all your shares are voted. Unless you need multiple accounts for specific purposesd, in the future it may be less confusing if you consolidate as many of your transfer agent or brokerage accounts as possible under the same name and address.

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What constitutes a quorum?

Our bylaws provide that the presence, in person or by proxy, at the Annual Meeting of the holders of a majority of outstanding shares of our common stock will constitute a quorum for the transaction of business. On the record date, there were 83,154,736 shares of our common stock issued and outstanding, exclusive of treasury shares.

For the purpose of determining the presence of a quorum, proxies marked “withhold authority” or “abstain” will be counted as present. Shares represented by proxies that include so-called broker non-votes, as described in greater detail below, also will be counted as shares present for purposes of establishing a quorum.

What are Abstentions?

An “abstention” occurs when a stockholder sends in a proxy marked “ABSTAIN” regarding a particular proposal. For purposes of establishing a quorum, shares that stockholders abstain from voting in person and shares covered by proxies received but marked “ABSTAIN” as to any or all proposals count as present at the Annual Meeting.

Abstentions will have no effect on the outcome of the vote regarding Proposals 1, 3 and 5. As to Proposals 2 and 4, however, regarding the approval of an amendment to our Amended and Restated Certificate of Incorporation and the approval, by non-binding vote, of the compensation of our named executive officers, respectively, an abstention will have the same effect as a vote “AGAINST” the proposal.

What are the voting rights of the holders of Galena common stock?

Each share of our common stock entitles the holder to one vote on all matters to come before the Annual Meeting. The following voting rights are associated with respect to the proposals:

•	As to Proposal 1 regarding the election of directors, you may vote “FOR” or “WITHHOLD” with respect to all or any of the nominees.

•

As to Proposal 2 regarding the approval of an amendment to our Amended and Restated Certificate of Incorporation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have the same effect as an “AGAINST” vote.

•

As to Proposal 3 regarding the approval of an amendment to our 2007 Incentive Plan, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have no effect on the outcome of the vote on this proposal.

•

As to Proposal 4 regarding the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have the same effect as an “AGAINST” vote.

•

As to Proposal 5, the advisory vote on the frequency of holding future advisory votes on executive compensation, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN.” If you elect to abstain, it will have no effect on the outcome of the vote on this proposal.

How will my shares be voted if I am a stockholder of record?

If you are a stockholder of record and do not vote via the Internet, via telephone or by returning a signed proxy card, your shares will not be voted unless you attend the Annual Meeting and vote your shares in person.

If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our board of directors. Similarly, if you sign and submit your proxy card or voting instruction card with no instructions, your shares will be voted in accordance with the recommendations of our board of directors.

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If I am a beneficial owner of shares, can my brokerage firm vote my shares?

If you are a beneficial owner and do not vote via the Internet, telephone or by returning a signed voting instruction card to your broker, your shares may be voted only with respect to so-called routine matters where your broker has discretionary voting authority over your shares. Brokers will have no such discretionary authority to vote on any of the proposals, because such proposals are not considered routine matters.

We encourage you to provide instructions to your brokerage firm by returning your voting instruction card. This ensures that your shares will be voted at the Annual Meeting with respect to all of the proposals described in this proxy statement.

What happens if a director nominee is unable to stand for election?

Our board of directors may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy card, Dr. Ahn and Mr. Dunlap can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties except as may be necessary to meet legal requirements.

What vote is required for the proposals?

The following votes are required with respect to the proposals:

•	As to Proposal 1 regarding the election of directors, the two nominees receiving the greatest number of affirmative votes cast, known as a “plurality vote,” will be elected.

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As to Proposal 2 regarding the approval of an amendment to our Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of our outstanding shares of common stock is required.

•

As to Proposal 3 regarding the approval of an amendment to our 2007 Incentive Plan, the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

•

As to Proposals 4 and 5 regarding the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this proxy statement and the frequency of future advisory votes on executive compensation, respectively, the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required.

An automated system administered by our transfer agent will tabulate votes cast by proxy at the Annual Meeting, and the inspector of elections for the Annual Meeting will tabulate votes cast in person at the Annual Meeting.

What are the board’s recommendations?

The recommendations of our board of directors are set forth together with the description of each proposal in this proxy statement. In summary, our board of directors recommends a vote:

•	“FOR” election of the directors named in this proxy statement as described in Proposal 1;

•	“FOR” approval of the amendment to our Amended and Restated Certificate of Incorporation as described in Proposal 2;

•	“FOR” approval of the amendment to our 2007 Incentive Plan as described in Proposal 3;

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•	“FOR” approval of the compensation of our named executive officers as disclosed in this proxy statement as described in Proposal 4; and

•	“EVERY YEAR” for the conduct of an advisory vote on the compensation of our named executive officers as described in Proposal 5.

How can I attend the Annual Meeting?

You may attend the Annual Meeting if you are listed as a stockholder of record as of April 29, 2013 and bring proof of your identity. If you hold your shares in street name through a broker or other nominee, you will need to provide proof that you are the beneficial owner of the shares by bringing either a copy of a brokerage statement showing your share ownership as of April 29, 2013, or a legal proxy if you wish to vote your shares in person at the Annual Meeting. In addition to the items mentioned above, you should bring proof of your identity.

How can I vote my shares in person at the Annual Meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring proof of your identity to the Annual Meeting. Shares held in street name beneficially owned may be voted by you if you receive and present at the Annual Meeting a proxy from your broker or nominee, together with proof of your identity. Even if you plan to attend the Annual Meeting, we urge you to vote in one of the ways described below so that your vote will be counted if you are unable or decide not to attend the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you change your proxy instructions as described below.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the summary instructions below, the instructions included on the Notice of Internet Availability of the proxy materials, and if you request printed proxy materials, the instructions included on your proxy card or, for shares held in street name, the voting instruction card provided by your broker or nominee.

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By Internet — If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the proxy card or voting instruction card sent to you.

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By Telephone — You may submit your proxy by following the telephone voting instructions on the Notice of Internet Availability you received or by following the telephone voting instructions on the proxy card or voting instruction card sent to you.

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By Mail — You may do this by marking, dating and signing your proxy card or, for shares held in street name, the voting instruction card provided to you by your broker or nominee, and mailing it in the enclosed, self-addressed, postage prepaid envelope. No postage is required if mailed in the United States. Please note that you will be mailed a printed proxy card or printed voting instruction card only if you request that such printed materials be sent to you by following the instructions in the Notice of Internet Availability for requesting paper copies of the proxy materials.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly as the stockholder of record, you may accomplish this by granting another proxy that is properly signed and bears a later date, by sending a properly signed written notice to our Corporate Secretary or by attending the Annual Meeting and voting in person. To revoke a proxy previously submitted by telephone or through the Internet, you may simply vote again at a later date, using the same procedures, in which case your later submitted vote will be recorded and your earlier vote revoked. Attendance at the Annual Meeting will not

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cause your previously granted proxy to be revoked unless you change your proxy instructions as described above. For shares held beneficially by you, you may change your vote by submitting new voting instructions to your broker or nominee. All written notices should be addressed as follows: Galena Biopharma, Inc., 310 N. State Street, Suite 208, Lake Oswego, Oregon, 97034, Attention: Corporate Secretary.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will publish final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

If I am a stockholder of record, how do I consent to receive my Annual Meeting materials electronically?

Stockholders of record that choose to vote their shares via the Internet will be asked to choose a delivery preference prior to voting their shares. After entering the access information requested by the electronic voting site, click “Login” and then respond as to whether you would like to receive proxy material via electronic delivery. If you would like to receive future proxy materials electronically, which we urge you to do, click the applicable button, enter and verify your current email address and then click “Continue.” Stockholders of record with multiple Galena accounts will need to consent to electronic delivery for each account separately.

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i

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors currently is comprised of six members divided into three classes of two directors each. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which he was elected and until his successor is duly elected and qualified. The terms of the current directors in Class I, William L. Ashton, Richard Chin, M.D. and Rudolph Nisi, M.D., will expire at the date of the annual meeting in 2014. The terms of the current directors in Class II, Mark J. Ahn and Stephen S. Galliker, will expire at the date of the annual meeting in 2015, and the terms of the current directors in Class III, Sanford J. Hillsberg and Steven A. Kriegsman, will expire at the upcoming Annual Meeting.

The following is information concerning Messrs. Hillsberg and Kriegsman, the nominees for election as directors at the Annual Meeting, as well as the directors whose terms of office will continue after the Annual Meeting.

Name	Class of Directors	Age	Position
Sanford J. Hillsberg	III	64	Chairman
Mark J. Ahn, Ph.D.	II	50	Chief Executive Officer, President, Director
William L. Ashton	I	62	Director
Richard Chin, M.D.	I	46	Director
Stephen S. Galliker	II	66	Director
Steven A. Kriegsman	III	71	Director
Rudolph Nisi, M.D.	I	81	Director

Current Nominees

We believe that Messrs. Hillsberg and Kriegsman will be available and able to serve as directors. In the event that either is unable or unwilling to serve, our board of directors may reduce the number of nominees or select a substitute nominee. In the latter case, if you have completed, signed and returned your proxy card, Dr. Ahn and Mr. Dunlap can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Class III — Term Expiring at the Current Annual Meeting

Sanford J. Hillsberg, J.D. (64) has served as the Chairman of our board of directors since 2007. Mr. Hillsberg has been an attorney with TroyGould PC since 1976 and is a member of the firm’s Management Committee. Mr. Hillsberg was a founder and until December 2007, served as a director and Secretary of ImmunoCellular Therapeutics, Ltd., a publicly-held clinical-stage biotechnology company focused on developing immune-based therapies to treat cancer, and its predecessor company since February 2004. Mr. Hillsberg served as a director and Secretary of Duska Therapeutics, Inc., a publicly-held biopharmaceutical company, and its predecessor company from 1999 until January 2006. He previously served as a director and Vice President of Medco Research, Inc., a then publicly-held pharmaceutical company. Mr. Hillsberg is a member of the Board of Governors of Cedars-Sinai Medical Center and has also previously served as a Commissioner of the Quality and Productivity Commission of the City of Los Angeles. Mr. Hillsberg holds a B.A. degree from the University of Pennsylvania and a J.D. degree from Harvard Law School.

Our board of directors believes that Mr. Hillsberg is highly qualified to serve as a member of the board because of Mr. Hillsberg’s extensive prior experience in founding and serving on the boards of a number of pharmaceutical and biotech companies as well as his expertise in legal and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Steven A. Kriegsman (71) has served as a director since 2006. Mr. Kriegsman has been a director and the President and Chief Executive Officer of CytRx Corporation since July 2002. He previously served as Director and Chairman of Global Genomics from June 2000. Mr. Kriegsman is an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in the development of alternative sources of equity capital for emerging growth companies in the healthcare industry. He has advised such companies as SuperGen Inc., Closure Medical Corporation, Novoste Corporation, Advanced Tissue Sciences, and Maxim Pharmaceuticals. Mr. Kriegsman has a BS degree with honors from New York University in Accounting and completed the Executive Program in Mergers and Acquisitions at New York University, The Management Institute. Mr. Kriegsman is a graduate of the Stanford Law School Directors’ College. Mr. Kriegsman was formerly a Certified Public Accountant with KPMG in New York City. He served as a Director and is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. (NYSE, the company since has been sold). In February 2006, Mr. Kriegsman received the Corporate Philanthropist of the Year Award from the Greater Los Angeles Chapter of the ALS Association and in October 2006, he received the Lou Gehrig Memorial Corporate Award from the Muscular Dystrophy Association.

Mr. Kriegsman has been a guest speaker and lecturer at various universities, including California Institute of Technology (Caltech), Brown University, and New York University. Mr. Kriegsman has been active in various charitable organizations including the Biotechnology Industry Organization, the ALS Association, the Los Angeles Venture Association, the Southern California Biomedical Council, the California Health Initiative, and the Palisades-Malibu YMCA, the Carlthorp School, Loyola High School of Los Angeles, and the Westmark School.

Our board of directors believes that Mr. Kriegsman is highly qualified to serve as a member of the board because of Mr. Kriegsman’s experience as the Chief Executive Officer of a pharmaceutical company and as a director of a number of pharmaceutical companies, his experience as an investment banker for pharmaceutical and biotechnology companies and his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES FOR ELECTION AS CLASS III DIRECTORS

Continuing Directors

The following is a description of the directors in Class I and Class II, whose terms of office will continue after the Annual Meeting.

Class I — Term Expiring at the 2014 Annual Meeting

William L. Ashton (62) was appointed as a director on April 26, 2013. Mr. Ashton has been a principal at Harrison Consulting Group, Inc., a privately-held biopharmaceutical consulting firm, since the beginning of 2013. Mr. Ashton was the founding Dean of the Mayes College of Healthcare Business and Policy from 2005 to 2008 and is currently the senior vice president of external affairs and an assistant professor at University of the Sciences in Philadelphia, Pennsylvania. From 1989 to 2005, Mr. Ashton held a number of positions at Amgen Inc., a biotechnology company, including vice president of U.S. sales and vice president of commercial and government affairs. Mr. Ashton currently serves on the boards of Sucampo Pharmaceuticals, Inc., a publicly-held global pharmaceutical company, the National Osteoporosis Foundation and Friends of the National Library of Medicine at the National Institutes of Health. Mr. Ashton holds a B.S., Education, from the California University of Pennsylvania and an M.A., Education, from the University of Pittsburgh.

Our board of directors believes that Mr. Ashton is qualified to serve as a member of the board because of Mr. Ashton’s leadership experience and judgment, his extensive sales and marketing experience in the pharmaceutical industry, and his prior experience as a director of a number of pharmaceutical and biotechnology companies.

Richard Chin, M.D. (46) has served as a director since 2009. Dr. Chin is a physician with extensive expertise in drug and biologics development. He has overseen multiple investigational new drug applications and new drug applications/biologic license applications, and has authored several textbooks on clinical trial medicine. Currently, Dr. Chin is the CEO of Kindred Biosciences, Inc., a private veterinary biotechnology startup. From 2008 until 2011, Dr. Chin served as a director and CEO of OneWorld Health, a nonprofit pharmaceutical company largely funded by the Bill and Melinda Gates Foundation. OneWorld Health is engaged in developing drugs for neglected diseases in impoverished countries. From 2006 to 2008, he was the CEO and President of OXiGENE. From 2004 to 2006, Dr. Chin was at Elan Corporation, where he served, among other roles, as Senior Vice President of Global Development. Dr. Chin also held various clinical and scientific roles for Genentech between 1999 and 2004, including Head of Clinical Research for the Biotherapeutics Unit, overseeing approximately half of the clinical programs at Genentech. Dr. Chin began his career at Procter and Gamble Pharmaceuticals, where he served as Associate Medical Director. He received a B.A. in Biology, magna cum laude, from Harvard University and the equivalent of a J.D. with honors from Oxford University in England under a Rhodes Scholarship. Dr. Chin holds a Medical Degree from Harvard Medical School and is licensed to practice medicine in California. He currently serves on the Adjunct Faculty of UCSF Medical School, and serves on the Board of Directors of several biotechnology companies, including Immunocellular Therapeutics, Ltd., a publicly-held clinical-stage biotechnology company focused on developing immune-based therapies to treat cancer.

Our board of directors believes that Dr. Chin is highly qualified to serve as a member of the board because of Dr. Chin’s expertise with drug development, his experience as both an executive and director of drug development companies, and his scientific and academic qualifications.

Rudolph Nisi, M.D. (81) has served as a director since January 2009. Dr. Nisi has held various positions at New York Westchester Square Medical Center (NYWSMC). In addition to having been on the Active Staff in Internal Medicine/Cardiology since 1963, Dr. Nisi was also Director of Medicine since 1975, Chief of Cardiology since 1975, Chairman of Medical Critical Care Unit since 1975, President of the Medical Board from 1977 to 1978, Chairman of the Board of Trustees since 1983 and from 1976 to 1978, Chairman of the ER Committee since 1984, and Vice-President of Medical Affairs since 1993. In 2011, Dr. Nisi retired as Chairman of the board of directors at NYWSMC and now currently holds the position of Vice Chairman. Dr. Nisi was the Chairman of the board of Medco Research Inc. Dr. Nisi has also served as an Attending Physician at New York Hospital, a Clinical Assistant Professor of Medicine at Cornell University Medical College and an Assistant Dean at Weill Medical College of Cornell University. Dr. Nisi has also served as a director of Tempra Technology, Inc., a thermal research and development company, since 1997 and on the boards of Touchtone HMO and New York Presbyterian Hospital. Dr. Nisi holds a B.S. degree from Fordham University and a Doctor of Medicine degree from the University of Rome Medical School in Rome, Italy and is a fellow in the American College of Cardiology. Dr. Nisi is also a graduate of the Director’s college at Stanford University.

Our board of directors believes that Dr. Nisi is qualified to serve as a member of the board because of Dr. Nisi’s prior experience as a practicing physician and owner of a hospital, his prior experience as a director of a number of pharmaceutical and biotechnology companies and his medical and academic qualifications.

Class II — Term Expiring at the 2015 Annual Meeting

Mark J. Ahn, Ph.D. (50) has served as our President and Chief Executive Officer since March 31, 2011 and as a director since 2007, and served as the President, Chief Financial Officer and director of our former RXi Pharmaceuticals Corporation subsidiary from September 2011 until April 26, 2012. Dr. Ahn is also an adjunct Professor, Biosciences at Creighton University. He brings more than 20 years of experience in the biopharmaceutical industry. Prior to joining Galena, starting in 2011, Dr. Ahn was Principal at Pukana Partners, Ltd., which provides strategic consulting to life science companies and an Associate Professor, Global Management at Atkinson Graduate School of Management, Willamette University. He previously served as Professor and Chair, Science & Technology Management, Victoria University at Wellington, New Zealand. Dr. Ahn was also founder, President, and Chief Executive Officer of Hana Biosciences. Prior to joining Hana, he served as Vice President, Hematology and corporate officer at Genentech, Inc., and held positions of increasing responsibility at Amgen and Bristol-Myers Squibb. Dr. Ahn also serves on public and venture capital-backed board of directors for Access Pharmaceuticals, Mesynthes and ScribesSTAT. Dr. Ahn is the author of over 50 peer-reviewed journal articles and books. Dr. Ahn received a B.A. and M.B.A. from Chaminade University; and M.A. from Victoria University. He was a graduate fellow in Economics at Essex University, and obtained a Ph.D. from the University of South Australia. Dr. Ahn is a Henry Crown Fellow at the Aspen Institute.

Our board of directors believes that Dr. Ahn is qualified to serve as a member of the board because of Dr. Ahn’s extensive prior experience as both an executive and director of a number of pharmaceutical and biotech companies and his scientific and academic qualifications as well as his expertise in financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Stephen S. Galliker, CPA (66) has served as a director since 2007. Mr. Galliker served as the Executive Vice President, Finance and Administration, and Chief Financial Officer of Dyax Corp., a biopharmaceutical company focused on advancing novel biotherapeutics for unmet medical needs, from 1999 until his retirement in July 2008. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel’s Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision’s Chief Operating Officer. Mr. Galliker is also a director of Mitomics, Inc. Incorporated, a privately owned medical device company. Mr. Galliker was also a director of Osteotech, Inc., a medical device company, until its merger into Medtronic, Inc. in November, 2010. Mr. Galliker is a Certified Public Accountant and received a B.S. from Georgetown University and an M.B.A. from the University of Chicago.

Our board of directors believes that Mr. Galliker is highly qualified to serve as a member of the board because of Mr. Galliker’s extensive prior experience as the Chief Financial Officer of a pharmaceutical company and as a director of a medical device company, as well as his expertise in auditing and financial and other related matters pertaining to the operation of publicly traded pharmaceutical companies.

Meetings of the Board of Directors and Committees

Our board of directors has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, as well as an ad hoc Strategy Committee. The following table provides information concerning the current membership of our board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
Sanford J. Hillsberg(1)				X
Mark J. Ahn, Ph.D.				X
Richard Chin, M.D.	X	X	X
Stephen S. Galliker(2)	X		X
Steven A. Kriegsman(3)		X		X
Rudolph Nisi, M.D.(4)	X	X	X	X

(1)	Mr. Hillsberg is the Chairman of the Strategy Committee.
(2)	Mr. Galliker is the Chairman of the Audit Committee.
(3)	Mr. Kriegsman is the Chairman of the Compensation Committee. Mr. Kriegsman served as the third member of our Audit Committee until October 2012.
(4)	Dr. Nisi is Chairman of the Nominating and Corporate Governance Committee. Dr. Nisi was appointed as a member of the Audit Committee in October 2012.

The functions of each of the committees are described below. During 2012, our board of directors held seven meetings. Each director attended at least 75% of all board and applicable committee meetings for which he served as a committee member.

Directors are encouraged by our board of directors to attend the Annual Meeting, and all of our incumbent directors attended the last year’s Annual Meeting.

Audit Committee

Our board of directors has determined that each of Dr. Chin, Mr. Galliker and Dr. Nisi, the current members of our Audit committee, is “independent” under the current independence standards of the Nasdaq marketplace rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our board also has determined that Mr. Kriegsman, who served as a member of the Audit Committee until October 2012, is “independent” under these standards.

The Audit Committee assists our board of directors in fulfilling its oversight responsibilities relating to:

•	the quality and integrity of our financial statements and reports;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our independent auditors.

The Audit Committee reviews our financial structure, policies and procedures, appoints the outside independent registered public accounting firm, reviews with the outside independent registered public accounting firm the plans and results of the audit engagement, approves permitted non-audit services provided by our independent registered public accounting firm, reviews the independence of the auditors and reviews the adequacy of our internal accounting controls. The Audit Committee’s responsibilities also include oversight activities described below under the “Report of the Audit Committee.”

The Audit Committee operates pursuant to a written charter, which is available on our website, www.galenabiopharma.com.

Our board of directors has determined that Mr. Galliker, the chairman of our Audit Committee, is an audit committee financial expert.

The Audit Committee held five meetings during 2012.

Report of the Audit Committee

The Audit Committee’s primary duties and responsibilities are:

•	appointing, overseeing and, if necessary, replacing the independent auditor;

•

assisting our board of directors with oversight of the preparation of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of our independent auditor;

•	preparing the report the SEC rules require to be included in our annual proxy statement; and

•	resolving disagreements between management and the auditor regarding financial reporting.

The Audit Committee provides assistance to our board of directors in fulfilling its oversight responsibility to the company’s stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of our financial statements and the ethics programs when established by our management and our board of directors. The Audit Committee has the sole authority (subject, if applicable, to stockholder ratification) to appoint or replace the outside auditors and is directly responsible for determining the compensation of the independent auditors.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all of our books, records, facilities and personnel, and to retain its own legal counsel and other advisers as it deems necessary or appropriate.

As part of its oversight of our financial statements, the Audit Committee reviewed and discussed with both management and its outside auditors our interim financial statements and annual audited financial statements that are included in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K, respectively. Our management advised the Audit Committee in each case that all such financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and reviewed significant accounting issues with the Audit Committee. These reviews included discussion with the outside auditors of matters required to be discussed pursuant to Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

BDO USA, LLP (“BDO”) currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2012. BDO does not have and has not had any financial interest, direct or indirect, in our company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.

The Audit Committee discussed with BDO, which audited our annual financial statements for 2012, matters relating to its independence, including a review of audit and non-audit fees and the letter and written disclosures made by BDO to the Audit Committee pursuant to Public Company Accounting Oversight Board (United States) Rule 3526.

Audit and non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

In addition, the Audit Committee reviewed initiatives aimed at strengthening the effectiveness of our internal control structure. As part of this process, the Audit Committee continued to monitor and review staffing levels and steps taken to implement recommended improvements in internal procedures and controls.

Taking all of these reviews and discussions into account, the Audit Committee recommended to our board of directors that the board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC.

Respectfully submitted,

Audit Committee:

Stephen S. Galliker, Chairman

Rudolph Nisi, M.D.

Richard Chin, M.D.

Compensation Committee

The Compensation Committee is authorized to review and make recommendations to the full board of directors relating to the annual salaries and bonuses of our officers and to determine in its sole discretion all grants of stock options, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our various stock option plans. The Compensation Committee also is authorized to interpret our stock option plans, to prescribe, amend and rescind rules and regulations relating to the plans, to determine the term and provisions of the respective option agreements, and to make all other determinations deemed necessary or advisable for the administration of the plans. Our board of directors has determined that each of the current members of the Compensation Committee, Mr. Kriegsman and Drs. Chin and Nisi, is “independent” under the current independence standards of the Nasdaq marketplace rules.

The executive officers of our company are responsible for maintaining the employee compensation policies for our company. Included in this role is to ensure that the policies are sufficiently attractive to retain our company’s existing employees and to incentivize prospective employees. It is also the responsibility of the executive officers to make recommendations to the Compensation Committee regarding compensation adjustments for our company’s employees.

The Compensation Committee operates pursuant to a written charter, which is available on our website, www.galenabiopharma.com.

The Compensation Committee held three meetings during 2012.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists our board of directors in discharging its duties relating to corporate governance and the compensation and evaluation of the board. Our board of directors has determined that each of the current members of the Nominating and Corporate Governance Committee, Drs. Chin and Nisi and Mr. Galliker, are “independent” under the current independence standards of the Nasdaq marketplace rules.

The principal responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become members of our board of directors;

•	selecting, or recommending that our board of directors select, the director nominees for the next annual meeting of stockholders;

•	developing and recommending to our board of directors a set of applicable corporate governance principles; and

•	overseeing and evaluating our board of directors and its dealings with management and appropriate committees of the board of directors.

The Nominating and Corporate Governance Committee also established a policy under which stockholders may recommend a candidate for consideration for nomination as a director (which is discussed in greater detail below under “Stockholder Recommendations of Director Candidates”), articulating expectations to each director, reviewing practices and policies with respect to directors, reviewing functions, duties and composition of the committees of our board of directors, reviewing policies with respect to significant issues of corporate public responsibility, recommending processes for annual evaluations of the performance of our board of directors and Chief Executive Officer, reporting questions of possible conflicts of interest of board members and overseeing the maintenance and presentation to our board of directors of management’s plans for succession to senior management positions.

The Nominating and Corporate Governance Committee operates pursuant to a written charter, which is available on our website, www.galenabiopharma.com.

The Nominating and Corporate Governance Committee held two meetings in 2012.

The Nominating and Corporate Governance Committee has not established any specific minimum qualifications for director candidates or any specific qualities or skills that a candidate must possess in order to be considered qualified to be nominated as a director.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. In making its nominations, our Nominating and Corporate Governance Committee generally will consider, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The Nominating and Corporate Governance Committee does not have a formal diversity policy, but it considers varied backgrounds, experiences and perspectives in evaluating candidates, nominees and fellow directors.

Strategy Committee

The Strategy Committee acts as the primary contact between management of the Company and our board of directors with respect to developing and implementing the Company’s long-term strategic plans and, together with management of the Company, reviewing and making recommendations to the board of directors with respect to the material terms and provisions of prospective strategic transactions, including financing transactions. The current members of the Strategy Committee are Drs. Nisi and Ahn and Messrs. Hillsberg and Kriegsman, with Mr. Hillsberg serving as Chairman.

The Strategy Committee met six times in 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and any person who owns more than 10% of our outstanding shares of common stock are required under Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of those reports. Based on our review of copies of such forms we have received from our executive officers and directors and any greater than ten-percent beneficial owners, we believe that during the year ended December 31, 2012, all Section 16(a) filing requirements applicable to these reporting persons were met in a timely manner, except that the reports of one transaction by each of Dr. Mazanet, Dr. Schwartz, Mr. Hillsberg and Mr. Dunlap were filed late due to administrative oversight.

Code of Ethics

We have adopted a Code of Ethics applicable to all employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Ethics is available on our website, www.galenabiopharma.com.

Risk Assessment of Compensation Policies and Practices

In 2012, the Compensation Committee reviewed the company’s compensation policies and practices for all employees, including executive officers, and determined that our compensation policies and practices do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company.

Board Leadership Structure and Role in Risk Oversight

Currently, the positions of Chairman of the Board of Directors and Chief Executive Officer of our company are held by separate individuals, with Mr. Hillsberg serving as Chairman of the Board and Dr. Ahn serving as President and Chief Executive Officer. Mr. Hillsberg, an independent director, has served as the Chairman of the Board since 2007, and since 2007 we have continuously had a separate Chief Executive Officer. The Chairman of the Board is appointed by our board of directors on an annual basis.

Our board currently believes that this structure is best for our company, as it allows Dr. Ahn to focus on the company’s strategy, business and operations, while enabling Mr. Hillsberg to manage our board of directors and serve as a liaison between the board and the company’s senior management, led by Dr. Ahn. Additionally, our board currently believes the separation of offices is beneficial, because a separate Chairman can provide the Chief Executive Officer with guidance and feedback on his performance and the Chairman provides a more effective channel for our board to express its views on management. This structure can also enable Mr. Hillsberg and Dr. Ahn, and the other members of our board, to be better informed and to communicate more effectively on issues, including with respect to risk oversight matters.

Our board does not believe that a formal policy separating the positions of Chairman of the Board and Chief Executive Officer is necessary or desirable. Our board continually evaluates our leadership structure and could in the future decide to combine the Chairman and Chief Executive Officer positions if it believes that doing so would serve the best interests of our company and stockholders.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

There are no “interlocks” as defined by SEC rules with respect to any member of the Compensation Committee. Mr. Kriegsman (Chairman) and Drs. Chin and Nisi are the current members of the Compensation Committee. None of Mr. Kriegsman and Drs. Chin and Nisi have ever served as an officer of the company or acted in such capacity.

Transactions with Related Persons

General

Our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons, in accordance with its Charter and the Nasdaq marketplace rules.

Policies and Procedures for Related Person Transactions

Transactions between us and one or more related persons may present risks or conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics requires all employees, officers and directors to avoid activities or relationships that conflict, or may be perceived to conflict, with our interests or adversely affect our reputation. It is understood, however, that certain relationships or transactions may arise that would be deemed acceptable and appropriate so long as there is full disclosure of the interest of the related parties in the transaction and review and approval by disinterested directors to ensure there is a legitimate business reason for the transaction and that the transaction is fair to us and our stockholders.

As noted above, our Audit Committee is responsible for reviewing and approving, if appropriate, all transactions with related persons. The procedures followed by the Audit Committee to evaluate transactions with related persons require:

•

that all related person transactions, all material terms of the transactions, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction must be communicated to the Audit Committee; and

•

that all related person transactions, and any material amendment or modification to any related person transaction, be reviewed and approved or ratified by the Audit Committee, as required by Nasdaq marketplace rules.

Our Audit Committee will evaluate related person transactions based on:

•	information provided by members of our board of directors in connection with the required annual evaluation of director independence;

•	pertinent responses to the Directors’ and Officers’ Questionnaires submitted periodically by our officers and directors and provided to the Audit Committee by our management;

•	background information on nominees for director provided by the Nominating and Corporate Governance Committee of our board of directors; and

•	any other relevant information provided by any of our directors or officers.

In connection with its review and approval or ratification, if appropriate, of any related person transaction, our Audit Committee is to consider whether the transaction will compromise standards included in our Code of Ethics. In the case of any related person transaction involving an outside director or nominee for director, the Audit Committee also is to consider whether the transaction will compromise the director’s status as an independent director as prescribed in the Nasdaq marketplace rules.

All of our related person transactions will be disclosed in our filings with the SEC in accordance with SEC rules.

Since 2011, the company has retained TroyGould PC as outside corporate counsel. Sanford J. Hillsberg, the Chairman of the Board of our company, is a senior lawyer with TroyGould PC. In 2012, we expensed $399,932 in cash and $135,000 in our common stock for services provided by TroyGould PC.

Director Independence

Rule 5605 of the Nasdaq marketplace rules requires that a majority of our board of directors be comprised of independent directors. In addition, the Nasdaq marketplace rules require that, subject to specified exceptions, each member of our Audit, Compensation and Nominating and Corporate Governance Committees be independent and that our Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 5605(a)(2) of the Nasdaq marketplace rules, a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, our board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. For purposes of determining whether a lawyer is eligible to serve on an audit committee, Rule 10A-3 under the Exchange Act generally provides that any partner in a law firm that receives payments from the issuer is ineligible to serve on that issuer’s audit committee.

Our board of directors has determined that all our non-employee directors, including Mr. Hillsberg, are “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq marketplace rules. Our board of directors also determined that each of Drs. Chin and Nisi and Mr. Galliker, the current members of our Audit Committee, and Mr. Kriegsman and Drs. Chin and Nisi, the current members of our Compensation Committee, satisfy the higher independence standards for Audit Committee members and Compensation Committee members established by the Nasdaq marketplace rules and SEC requirements. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and other facts and circumstances our board of directors deemed relevant in determining independence.

Stockholder Recommendations of Director Candidates

The policy of the Nominating and Corporate Governance Committee is that a stockholder wishing to submit recommendations for director candidates for consideration by the Nominating and Corporate Governance Committee for election at an annual meeting of stockholders must do so in writing to the Corporate Secretary. Such recommendations must be received at our principal executive offices not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting of the stockholders. The written recommendation must include the following information:

•	a statement that the writer is a stockholder and is proposing a candidate for consideration;

•	the name and contact information for the candidate;

•	a statement of the candidate’s business and educational experience;

•	information regarding the candidate’s qualifications to be a director;

•	the number of shares of our common stock, if any, owned either beneficially or of record by the candidate and the length of time such shares have been so owned;

•	the written consent of the candidate to serve as a director if nominated and elected;

•	information regarding any relationship or understanding between the proposing stockholder and the candidate; and

•	a statement that the proposed candidate has agreed to furnish us all information as we deem necessary to evaluate such candidate’s qualifications to serve as a director.

As to the stockholder giving the notice, the written recommendation must state the name and address of the stockholder and the number of shares of our common stock which are owned beneficially or of record by the stockholder.

Any recommendations in proper form received from stockholders will be evaluated in the same manner that potential nominees recommended by our board members or management are evaluated.

Stockholder Nominations of Directors

Our bylaws specify the procedures by which stockholders may nominate director candidates directly, as opposed to merely recommending a director candidate to the Nominating and Corporate Governance Committee as described above. Any stockholder nominations must comply with the requirements of our bylaws and should be addressed to: Corporate Secretary, Galena Biopharma, 310 N. State Street, Suite 208, Lake Oswego, Oregon 97034. Such nominations must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, provided, however, that if the annual meeting is not held within 30 days before or after such anniversary date, then such nomination shall have been delivered to or mailed and received by the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Assuming that next year’s annual meeting is held within 30 days before or after the anniversary of this year’s Annual Meeting, nominations must be received between March 31, 2014 and April 29, 2014.

Stockholder Communication with Board Members

Stockholders who wish to communicate with our board members may contact us by telephone, facsimile or regular mail at our principal executive office. Written communications specifically marked as a communication for our board of directors, or a particular director, except those that are clearly marketing or soliciting materials, will be forwarded unopened to the Chairman of the Board, or to the particular director to which they are addressed, or presented to the full board or the particular director at the next regularly scheduled board meeting. In addition, communications sent to us via telephone or facsimile for our board of directors or a particular director will be forwarded to our board or the director by an appropriate officer.

Beneficial Ownership of Galena’s Common Stock

The following tables set forth information with respect to the beneficial ownership of our common stock as of April 25, 2013, by:

•	any person known by us to be the beneficial owner of 5% or more of our common stock, including any “group” as that term is defined in the Exchange Act;

•	each current director and each named executive officer identified in the “Summary Compensation Table” under “Executive Compensation” in this proxy statement; and

•	all of our current directors and current executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules, and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities that are exercisable or convertible within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise noted, the information below is based on the number of shares of our common stock beneficially owned by each person or entity at April 25, 2013 and the number of shares subject to any options and warrants granted to these individuals that are exercisable within 60 days of April 25, 2013, which options and warrants are indicated by footnote. The percentage ownership is based on 83,104,736 shares of our common stock outstanding on April 25, 2013. An asterisk (*) denotes beneficial ownership of less than 1%.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage
Mark J. Ahn, Ph.D.(1)	815,971	*
Mark W. Schwartz, Ph.D.(2)	817,469	*
Rosemary Mazanet, M.D., Ph.D.(3)	128,125	*
Ryan M. Dunlap(4)	17,808	*
William L. Ashton(5)	0	*
Richard Chin, M.D.(6)	337,500	*
Stephen S. Galliker(7)	472,500	*
Sanford J. Hillsberg(8)	848,875	1.02%
Steven A. Kriegsman(9)	867,500	1.04%
Rudolph Nisi, M.D.(10)	516,000	*
All executive officers and directors as a group — 10 persons (11)	4,821,568	5.8%

(1)	Includes 715,545 shares of common stock underlying stock options.
(2)	Includes 354,781 shares of common stock underlying stock options.
(3)	Consists of shares of common stock underlying stock options.
(4)	Includes 16,562 shares of common stock underlying stock options.
(5)	Mr. Ashton was appointed as a director on April 26, 2013.
(6)	Consists of shares of common stock underlying stock options.
(7)	Includes 462,500 shares of common stock underlying stock options.
(8)	Includes 712,500 shares of common stock underlying stock options.
(9)	Includes 862,500 shares of common stock underlying stock options.
(10)	Includes 512,500 shares of common stock underlying stock options
(11)	Includes 4,102,513 shares of common stock underlying stock options.

Executive Officers of Galena Biopharma

Set forth below is information regarding our current executive officers (other than information relating to Mark J. Ahn, our President and Chief Executive Officer, which is set forth above under “Continuing Directors”). Each officer’s age is indicated in parentheses after his or her name.

Mark W. Schwartz (57), our Executive Vice President and Chief Operating Officer, joined Galena in April 2011 as part of our acquisition of Apthera where he had been the President and Chief Executive Officer since January 2010. Prior to joining Apthera, Dr. Schwartz served for five years as President and Chief Executive Officer of Bayhill Therapeutics Inc., a company developing an innovative DNA vaccine platform for the treatment of autoimmune diseases, where he completed a successful partnership with Genentech for the development of the company’s type 1 diabetes vaccine. He had also served as President and Chief Executive Officer of Calyx Therapeutics, Inc., as well as positions of increasing responsibilities at DuPont, Trega Biosciences and Incyte Genomics. Dr. Schwartz is on the advisory board of BayBio, is a past board member of the Biotechnology Industry Organization (BIO), and is on the faculty of the San State University in their Master of Biotechnology Program.

Ryan M. Dunlap (43), our Director of Finance, Controller and corporate Secretary, joined Galena in July 2012. From June 2008 to June 2012, Mr. Dunlap served as Senior Manager, Business Assurance of Moss Adams, LLP, where he provided assurance and consulting services with a focus on technology and life sciences. From 2007 to 2008, Mr. Dunlap served as Director, Financial Accounting of Vestas American Wind Technology, Inc., a private company that engages in the sale and service of wind turbines in North America, and is a subsidiary of Vestas Wind Systems A/S, a public company that engages in the manufacture and sale of wind turbines and wind power systems globally. Prior to that, from 2005 to 2007, Mr. Dunlap served as Senior Manager, Business Assurance of KPMG, LLP, where he provided external audit and business advisory services to emerging and established public and private, and international and domestic entities. Mr. Dunlap has also been the Project Lead, Corporate Audit from 2002 to 2005 of Nike, Inc., where he planned and executed several operational and financial internal audits of various regions and business units. Mr. Dunlap is a certified public accountant and holds a degree in accounting from the University of Oregon.

Rosemary Mazanet, M.D., Ph.D. (57). Dr. Mazanet has served as the Chief Medical Officer of our company since February 2012. She is a life sciences investment professional and executive with management and extensive drug development experience. She has been a partner at Apelles Investment Management, LLC since 2009, and the President of Rosemary Mazanet LLC, a private consulting firm in the life sciences, since 2004. Prior to that, Dr. Mazanet was a General Partner, Director of Research and CSO of Oracle Partners, LP, a health care hedge fund. Dr. Mazanet received her M.D. and Ph.D. from the University of Pennsylvania School of Medicine (where she is a Member of the Penn Medicine Board of Trustees and Executive Committee for the Health System), and trained in Internal Medicine at the Brigham and Women’s Hospital and Oncology at the Dana Farber Cancer Institute, both in Boston. Dr. Mazanet led Clinical Development teams in Oncology and Infectious Disease at Amgen, Inc. from 1993 to 1998, and has also served as the CEO of several life sciences companies including Breakthrough Therapeutics, LLC, and Access Pharmaceuticals. She has served as a Director for numerous public and private companies.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid or accrued during the fiscal years ended December 31, 2012 and 2011 to Mark J. Ahn, Ph.D., the only individual who served as our principal executive officer during the year ended December 31, 2012, and to our two other most highly compensated executive officers who were serving as such as of December 31, 2012:

Name and Principle Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark J. Ahn, Ph.D. (4)	2012	447,930	217,000	191,840	693	1,007,463
President and Chief Executive Officer	2011	320,680	257,746	670,115	225	1,148,766

Rosemary Mazanet, M.D., Ph.D.(5) Executive Vice President and Chief Medical Officer	2012 2011	274,875 —	185,000 —	269,245 —	317 —	729,437 —

Mark W. Schwartz, Ph.D. (6)	2012	350,000	105,000	95,920	693	651,613
Executive Vice President and Chief Operating Officer	2011	235,673	108,177	224,264	213	568,327

(1)	Of the aggregate of $365,923 of bonuses shown for 2011, $250,000 represents year-end bonuses that were accrued at December 2011 and paid in January 2012, $100,000 represents a signing bonus in connection with an employment agreement, and $15,923 represents off-cycle bonuses paid in 2011. The bonuses shown for 2012 represent year-end bonuses for 2012 that were paid in December 2012.
(2)	The amounts shown reflect the grant date fair value computed in accordance with FASB ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements incorporated in our annual report on Form 10-K for the year ended December 31, 2012.
(3)	The amounts shown consist of life insurance premiums paid by our company.
(4)	Dr. Ahn became President and Chief Executive Officer effective March 31, 2011.
(5)	Dr. Mazanet became our full-time Executive Vice President and Chief Medical Officer beginning in April 2012.
(6)	Dr. Schwartz became our Executive Vice President and Chief Operating Officer effective April 13, 2011.

Amended and Restated 2007 Incentive Plan

For information regarding our 2007 Incentive Plan, see the discussion of Proposal 3, below, in this proxy statement.

Outstanding Equity Awards

The following table shows vested and unvested option award grants outstanding on December 31, 2012 to each of the named executive officers in the summary compensation table:

	Option Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Mark J. Ahn, Ph.D. (1)	50,000	—	5.00	05/23/2017
President and Chief Executive Officer	25,000	—	5.00	01/10/2018
	25,000	—	7.50	04/18/2018
	50,000	—	4.19	01/15/2019
	50,000	—	5.66	01/14/2020
	50,000	—	2.31	01/13/2021
	274,930	125,070	1.38	03/31/2021
	—	225,000	1.38	03/31/2021
	75,000	325,000	0.72	01/12/2022

Mark W. Schwartz, Ph.D. (2)	19,992	20,008	1.28	04/13/2021
Executive Vice President and Chief Operating Officer	250,000 37,500	— 162,500	1.00 0.72	09/07/2021 01/12/2022
Rosemary Mazanet, M.D., Ph.D.(3) Executive Vice President and Chief Medical Officer	37,500 18,750	162,500 131,250	0.72 1.73	01/12/2022 04/13/2022

(1)	Of the stock options shown, all options with an expiration date through January 13, 2021 relate to Dr. Ahn’s stock options granted in connection with his membership on our board of directors prior to his appointment as our President and Chief Executive Officer. All such options were fully vested as of December 31, 2012 and have an expiration date of ten years from the date of grant. The stock option grant as to 400,000 shares with an exercise price of $1.38 was fully vested as to 100,000 shares on March 31, 2011 and vests as to the remaining 300,000 shares in 12 equal quarterly installments beginning on June 30, 2011. The stock option grant as to 225,000 shares with a price of $1.38 is a performance based grant which vests as to (i) 50,000 shares upon our common stock trading at a minimum closing price of $3 for 30 consecutive trading days, (ii) 75,000 shares upon our common stock trading at a minimum closing price of $4 for 30 consecutive trading days and (iii) 100,000 shares upon our common stock trading at a minimum closing price of $5 for 30 consecutive trading days. The stock option grant with an exercise price of $0.72 vests in 16 equal quarterly installments beginning on April 12, 2012. Each of these grants has an expiration date of ten years from the date of grant, in each case so long as Dr. Ahn remains in continuous employ through the vesting date.
(2)	The stock option grant with an exercise price of $1.28 vests in 12 equal quarterly installments beginning on July 13, 2011. The stock option with an exercise price of $1.00 vested immediately on September 7, 2011. The stock option grant with an exercise price of $0.72 vests in 16 equal quarterly installments beginning on April 12, 2012. Each of these grants has an expiration date of ten years from the date of grant and is subject to Dr. Schwartz remaining in our continuous employ through the vesting date.
(3)	The stock option grant with an exercise price of $0.72 vests in 16 equal quarterly installments beginning on April 12, 2012. The stock option grant with an exercise price of $1.73 vests in 16 equal quarterly installments beginning on July 13, 2012 and has an expiration date of ten years from the date of grant. The option grant is subject to the employee remaining in our continuous employ through the vesting date.

Employment Agreements

Mark J. Ahn, Ph.D.

We have entered into an employment agreement with Dr. Ahn under which he was engaged to serve as our President and Chief Executive Officer. Dr. Ahn’s employment agreement provides for a three-year term expiring on March 30, 2014 (the “Term”) and that Dr. Ahn was entitled to receive an initial annual base salary of $400,000. However, Dr. Ahn’s base salary was subject to reduction to $350,000 if we failed to complete a financing transaction with net proceeds of at least $5 million by September 1, 2011, and was subject to increase to $425,000 upon our completion of a financing transaction with net proceeds of at least $7.5 million by September 1, 2011. Our April 2011 underwritten public offering satisfied this financing criterion. Dr. Ahn will also be eligible to receive an annual performance bonus, the amount of which shall be determined by the board of directors in its sole discretion upon the recommendation of the compensation committee thereof, provided that the amount of such bonus shall in any event be not less than $100,000 for each year of the Term. Pursuant to the employment agreement, Dr. Ahn also received a signing bonus of $100,000 and was granted a 10-year stock option to purchase 100,000 shares of our common stock at an exercise price of $1.38 per share. The option was fully vested and immediately exercisable upon the date of grant. Further, Dr. Ahn was granted a 10-year stock option to purchase 525,000 shares of common stock at an exercise price of $1.38 per share. This option will vest and becomes exercisable (i) as to 300,000 shares in eight equal quarterly installments beginning on June 30, 2011, (ii) as to 50,000 shares upon our common stock trading at a minimum closing price of $3.00 per share for 30 consecutive trading days, (iii) as to 75,000 shares upon our common stock trading at a minimum closing price of $4.00 per share for 30 consecutive trading days, and (iv) as to 100,000 shares upon our common stock trading at a minimum closing price of $5.00 per share for 30 consecutive trading days, provided, in each case, that Dr. Ahn remains in our continuous employ through such vesting date. The option will vest in full and become exercisable as to all 525,000 shares upon the occurrence of a “Covered Transaction” as such term is defined in our 2007 Incentive Plan.

The employment agreement provides that if we terminate Dr. Ahn’s employment without “cause” (as defined in the employment agreement) during the Term or if he terminates his employment for “good reason” (as defined in the employment agreement) then he is entitled to: (i) continue receiving his then current annualized base salary and medical benefits for a period of twelve months following such termination (the “Severance Period”) and (ii) continued vesting for his option for the duration of the Severance Period.

Mark W. Schwartz, Ph.D.

We have entered into an employment agreement with Dr. Schwartz for a one-year term expiring on April 13, 2012. Dr. Schwartz was entitled to receive an initial annual base salary of $225,000. Dr. Schwartz’s base salary was subject to increase to $275,000 upon our completion of a financing transaction with net proceeds of at least $5 million and to $300,000 upon our completion of a financing transaction with net proceeds of at least $10 million during the term of the employment agreement. Our April 2011 underwritten public offering satisfied both of these financing criteria. Pursuant to the employment agreement, Dr. Schwartz was granted a 10-year stock option to purchase 40,000 shares of our common stock at an exercise price of $1.28 per share. The option vests and becomes exercisable in 12 equal quarterly installments beginning on July 13, 2011, provided, in each case, that Dr. Schwartz remains in our continuous employ through such vesting date.

On September 23, 2011, we amended our employment agreement with Dr. Schwartz to extend the term of the employment agreement to September 23, 2013 and to increase his base annual salary from $300,000 to $350,000. On March 11, 2013, we further amended our employment agreement with Dr. Schwartz to extend indefinitely his employment agreement following the expiration of its current term (i.e., September 23, 2013) on an “at will” basis and to provide that the employment agreement may be terminated at any time after March 11, 2013 by us or Dr. Schwartz, with or without “cause” (as defined in the employment agreement).

The March 2013 amendment to Dr. Schwartz’s employment agreement further provides that in the event we terminate Dr. Schwartz’s employment without “cause,” he is entitled to: (1) continue receiving his then current annualized base salary for a period of six months following the termination; and (2) continued vesting under his option for the duration of the term of the agreement.

Under the employment agreement, if, in connection with a change of control of our company during the term, Dr. Schwartz’s compensation, benefits, title, or duties are reduced, or if Dr. Schwartz is required to relocate more than 50 miles from his current residence, then Dr. Schwartz shall be considered terminated without cause, in which case he shall be entitled to the benefits set forth in the preceding paragraph.

Rosemary Mazanet, M.D., Ph.D.

We have entered into an employment agreement with Dr. Mazanet for a two-year term expiring on April 18, 2014. Dr. Mazanet is entitled to receive an annual base salary of $375,000. Pursuant to the employment agreement, Dr. Mazanet also received a signing bonus of $50,000, and was granted a 10-year stock option to purchase 150,000 shares of our common stock at an exercise price of $1.73 per share. The option vests and becomes exercisable in 16 equal quarterly installments beginning on the first quarterly anniversary of the grant, provided, in each case, that Dr. Mazanet remains in our continuous employ through such vesting date. Dr. Mazanet’s employment agreement also entitles her to a target performance bonus of 25% of her base salary in our board of directors sole discretion upon the recommendation of the compensation committee thereof.

On March 11, 2013, we amended our employment agreement with Dr. Mazanet to extend indefinitely her employment agreement following the expiration of its current term (i.e., April 18, 2014) on an “at will” basis and to provide that the employment agreement may be terminated at any time after March 11, 2013 by us or Dr. Mazanet, with or without “cause” (as defined in the employment agreement).

The March 2013 amendment further provides that in the event we terminate Dr. Mazanet’s employment without “cause,” she is entitled to: (1) continue receiving her then current annualized base salary for a period of six months following the termination; and (2) continued vesting under her option for the duration of the term of the agreement. Additionally, if, in connection with a change of control of our company during the term, Dr. Mazanet’s compensation, benefits, title, or duties are reduced, or if Dr. Mazanet is required to relocate more than 50 miles from her current residence, then Dr. Mazanet shall be considered terminated without cause, in which case she shall be entitled to the benefits set forth in the preceding sentence.

Use of Compensation Consultants

The Compensation Committee is authorized to retain its own independent advisors to assist in carrying out its responsibilities. Neither the Compensation Committee, however, nor our board of directors utilized compensation consultants in establishing executive compensation for 2012 or previous years.

In January 2013, our board of directors considered whether to engage a compensation consultant on behalf of the Compensation Committee or our board, but decided against doing so based on our directors’ own extensive experience in the life sciences industry, the relatively uncomplicated nature of our executive compensation program and cost considerations. The Compensation Committee and our board of directors may reconsider the use of compensation consultants from time to time in future years.

Director Compensation

In the discretion of our board of directors, each non-employee director may be paid such fees for his services as a director and be reimbursed for his reasonable expenses incurred in the performance of his duties as director as our board of directors determines from time to time.

The following table sets forth a summary of the compensation paid to our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Richard Chin, M.D.	42,000	—	23,075	—	65,075
Stephen S. Galliker	206,000	—	23,075	—	229,075
Sanford J. Hillsberg	79,000	—	23,075	—	102,075
Steven A. Kriegsman	64,250	—	23,075	—	87,325
Rudolph Nisi, M.D.	53,500	—	23,075	—	76,575
William L. Ashton (2)	—	—	—	—	—

(1)	Amounts included under options awards reflect the grant date fair value computed in accordance with ASC 718 for the indicated year, adjusted to disregard the effects of any estimate of forfeitures related to service-based vesting. The assumptions we used in valuing options are described more fully under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the footnotes to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(2)	Mr. Ashton was appointed as a director on April 26, 2013.

Cash Compensation

Under our director compensation plan, our non-employee directors received the following cash compensation for service on our board of directors and committees of our board during 2012:

•	an annual retainer fee of $20,000 for each director, payable quarterly,

•	an annual retainer fee of $10,000 for the Chairman of each committee of our board of directors other than the Audit Committee, payable quarterly,

•	an annual retainer fee of $20,000 for the Chairman of the Audit Committee, payable quarterly,

•	an annual retainer fee of $40,000 for the Chairman of our board of directors, payable quarterly,

•	a fee of $1,500 per board meeting attended by the director, such fee payable for meetings attended in person or telephonically,

•	a fee of $1,500 per Audit Committee meeting attended by the Chairman of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per Audit Committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically,

•	a fee of $1,250 per all other committee meetings attended by the Chairman of the committee, such fees payable for meetings attended in person or telephonically, and

•	a fee of $1,000 per all other committee meeting attended by other directors who are members of the committee, such fees payable for meetings attended in person or telephonically.

Historically, independent directors have also received an annual grant on options. On January 12, 2012, Messrs. Galliker, Hillsberg and Kriegsman and Drs. Chin and Nisi were granted an option to purchase 50,000 shares at an exercise price of $0.72 per share. These options will vest and become exercisable in four equal quarterly installments of 12,500 shares each beginning on the first quarterly anniversary of the grant date. These options have a ten-year term and are exercisable for two years following termination of service as a member of our board of directors, unless the director is terminated for cause, in which case the options are terminated immediately.

Reimbursements

Our directors are reimbursed for their expenses incurred in attending board of directors, committee and stockholder meetings, including those for travel, meals and lodging.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which provides that corporations may not deduct compensation of more than $1.0 million that is paid to certain individuals. We believe that compensation paid to our executive officers generally is fully deductible for federal income tax purposes.

Accounting for Share-Based Compensation

We account for share-based compensation in accordance with the requirements of FASB ASC 718. This accounting treatment has not significantly affected our compensation decisions.

INDEPENDENT PUBLIC ACCOUNTANT

BDO currently serves as our independent registered public accounting firm and audited our financial statements for the year ended December 31, 2012. BDO does not have and has not had any financial interest, direct or indirect, in our company, and does not have and has not had any connection with our company except in its professional capacity as our independent auditors.

Audit and non-audit services to be provided by BDO are subject to the prior approval of the Audit Committee. In general, the Audit Committee’s policy is to grant such approval where it determines that the non-audit services are not incompatible with maintaining the independent registered public accounting firm’s independence and there are costs or other efficiencies in obtaining such services from the independent registered public accounting firm as compared to other possible providers.

We expect that representatives of BDO will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Audit Fees

The fees for 2012 and 2011 billed to us by BDO for professional services rendered for the audit and quarterly reviews of our financial statements filed by us with the SEC were $257,500 and $235,600, respectively.

Audit-Related Fees

Audit-related fees for 2012 billed to us by BDO for professional services rendered in connection with certain registration statements and various financings were $144,390. Audit-related fees for 2011 billed to us by BDO for professional services rendered in connection with certain registration statements and other filings related to the acquisition of Apthera, Inc., various financings and the spinoff of our former RXi Pharmaceuticals Corporation subsidiary were $172,400.

Tax Fees

The fees for 2012 and 2011 billed to us by BDO for tax compliance, tax advice, and tax planning were $9,650 and $10,500, respectively.

All Other Fees

Except as described above, no services were rendered by BDO for 2012 or 2011.

Pre-approval Policies and Procedures

It is the policy of our Audit Committee that all services to be provided by our independent registered public accounting firm, including audit services and permitted audit-related and non-audit services, must be approved in advance by our Audit Committee. Our Audit Committee pre-approved all services provided to us by BDO for 2012.

PROPOSAL 2 — APPROVAL OF AMENDMENT TO AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Under our Amended and Restated Certificate of Incorporation, there are currently 125,000,000 shares of common stock and 5,000,000 shares of preferred stock authorized for issuance. On April 26, 2013, our board of directors unanimously approved an amendment to our Amended and Restated Certificate of Incorporation, subject to stockholder approval, to increase the shares of common stock authorized for issuance by 75,000,000 shares, which would bring the total number of common shares authorized for issuance to 200,000,000.

The text of the amendment is set forth on Annex A to this proxy statement.

Purpose and Background of the Amendment

As of April 25, 2013, there were 83,104,736 shares of common stock outstanding (excluding treasury shares). In addition, as of such date, approximately 22,478,109 shares were reserved for issuance under outstanding stock options and warrants, and 2,024,437 shares (excluding the additional 4,000,000 shares that will become available for issuance if Proposal 3 is approved at the Annual Meeting) were reserved for future issuance under our 2007 Incentive Plan.

Accordingly, as of April 25, 2013, we had only approximately 17,392,718 shares of authorized but unissued and unreserved common stock available for issuance.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

The purpose of the proposed increase in the number of authorized shares of common stock is to make such shares available for use by the board of directors as it deems appropriate or necessary. For example, such shares may be needed in the future in order to raise additional capital or to make contingent milestone payments to the holders of our outstanding contingent value rights, or in connection with possible acquisitions of other companies or businesses, technologies or other assets, or strategic relationships with corporate partners. We have no present agreement, arrangement, plan or understanding, however, with respect to the issuance of any such additional shares of common stock.

If the amendment to our Amended and Restated Certificate of Incorporation is approved by the stockholders, our board of directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of common stock, except as may be required by applicable law or the Nasdaq Marketplace Rules. Holders of our common stock as such have no statutory preemptive rights with respect to issuances of common stock and are not entitled to dissenter’s rights with respect to the amendment.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

PROPOSAL 3 — APPROVAL OF AMENDMENT TO 2007 INCENTIVE PLAN

The Amended and Restated 2007 Incentive Plan of Galena Biopharma, Inc. (formerly RXi Pharmaceuticals Corporation) (the “2007 Incentive Plan”) was originally adopted by our board of directors on February 23, 2007 and approved by our stockholders on June 19, 2007. The 2007 Incentive Plan was subsequently amended by our board of directors with the approval of our stockholders to increase the maximum number of shares of common stock available for issuance under the Plan from 2,750,000 originally to 12,500,000 at present.

On April 26, 2013, our board of directors unanimously approved and recommended for the approval of our stockholders an amendment to the 2007 Incentive Plan to increase the number of shares of common stock under the 2007 Incentive Plan by 4,000,000 shares, to a total of 16,500,000 shares.

As of April 25, 2013, there were 9,346,533 shares subject to outstanding options under our 2007 Incentive Plan and only 2,024,437 shares were available for future issuance, without giving effect to the amendment that is the subject of this Proposal 3. No employee, director or consultant has been selected to receive an award under the amendment subject to this Proposal 3 and no term or condition of any such award has been determined.

Our board of directors believe that the grant of options and other stock awards is an important incentive for our company’s employees, officers and directors. Our board anticipates, therefore, that our foreseeable needs under the 2007 Incentive Plan will exceed the number of shares of common stock currently available. For example, we expect to hire a number of new employees in connection with our commercialization of Abstral®, which we acquired in March 2013, and to grant stock options under the 2007 Incentive Plan in connection with new hires.

The board of directors believe that our 2007 Incentive Plan is in the best interest of stockholders and our company, as equity awards granted under the plan help to attract, motivate, and retain talented employees and non-employee directors, align employee and stockholder interests, link employee compensation with company performance, and maintain a culture based on employee stock ownership.

The complete text of the amendment to our 2007 Incentive Plan is attached as Annex B to this proxy statement.

A summary of our 2007 Incentive Plan is set forth below.

General

The purpose of the 2007 Incentive Plan is to advance the interests of our company by giving stock-based incentives and other incentives to selected employees, directors and other individuals or entities who provide services to us or our affiliates who, in the opinion of the Administrator (as defined below), are in a position to make a significant contribution to the success of our company and our affiliates.

Administration

The 2007 Incentive Plan is administered by the Compensation Committee of our board of directors or by such persons to whom the Compensation Committee may delegate such administration (collectively, with the Compensation Committee, the “Administrator”). The Administrator has full authority, consistent with the 2007 Incentive Plan, to select who will receive awards, to determine the type of awards to be granted, as well as the amounts, price, terms and conditions of any awards, to issue shares upon option exercises and interpret option agreements. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the 2007 Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable.

Participation in the 2007 Incentive Plan

Employees, directors, consultants and advisors who provide services to us and our affiliates, who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of our company or our affiliates are eligible to participate in the 2007 Incentive Plan. However, only employees are eligible to receive so-called incentive stock options, or “ISOs.” Approximately 17 employees and directors and approximately two consultants and advisors who provide services to us currently are eligible to receive awards under the 2007 Incentive Plan. The maximum number of shares for which awards may be granted to any participant in any calendar year is the total number of shares of stock then available under the 2007 Incentive Plan.

Types of Awards

The Administrator in its discretion, may award (i) stock options, (ii) restricted and unrestricted stock, (iii) stock units including restricted stock units, (iv) performance awards, (v) stock appreciation rights, (vi) securities convertible into stock or otherwise based on stock, and (vii) cash awards, on such terms and conditions as it determines.

Rules Applicable to Awards

No awards may be made after the tenth anniversary of the date the 2007 Incentive Plan was first adopted by the board, but previously granted awards may continue beyond that date in accordance with their terms. Unless the Administrator expressly provides otherwise, awards may not be transferred other than by will or applicable laws of descent and distribution, and generally only the participant may exercise an award during such participant’s lifetime. The Administrator may determine the time or times at which an award will vest or become exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Immediately upon termination of employment of an employee, the unvested portion of any stock option will terminate and the balance, to the extent exercisable, will remain exercisable for the lesser of (i) a period of three months (90 days) or (ii) the period ending on the latest date on which such stock option could have been exercised without regard to this provision. The 2007 Incentive Plan provides exceptions for the vesting of options upon an individual’s death or if the Administrator determines that the termination of employment resulted for reasons that cast discredit on the individual. The Administrator will determine what will happen with respect to an award granted to a participant that is outstanding upon the cessation of the participant’s service relationship with our company, including disability, death or retirement.

Stock Options

The Administrator will determine the exercise price, if any, of each award requiring exercise. Unless the Administrator determines otherwise, each stock option will have an exercise price not less than the fair market value of the stock subject to the stock option, determined as of the date of grant. On April 18, 2013, the closing price of our common stock as reported on the NASDAQ Stock Market was $2.27. A stock option intended to be an ISO granted to a person who owns (or by application of attribution rules is deemed to own) more than 10% of the total combined voting power of all classes of stock of our company will have an exercise price equal to 110% of such fair market value. Awards requiring exercise will have a maximum term not to exceed ten years from the date of grant and will vest, either quarterly or annually and all within four years of grant date.

Effect of Certain Transactions

In the event of a consolidation, merger, sale or other disposition of stock in which our company is not the surviving corporation or that results in the acquisition of all our company’s then outstanding common stock, or sale of substantially all of our company’s assets or a dissolution or liquidation of our company, the Administrator may provide for the assumption or substitution of some or all outstanding awards by the acquirer or survivor. If the holders of stock will receive a payment upon consummation of the transaction, the Administrator may provide for a “cash-out” payment with respect to some or all awards or any portion thereof, equal to the excess, if any, of (a) the fair market value of one share of stock times the number of shares of stock subject to the award or such portion, over (b) the aggregate exercise or purchase price, if any, under the award or such portion (in the case of a stock appreciation right, the aggregate base value above which appreciation is measured), on such payment and other terms as the Administrator determines. In the absence of an assumption, substitution or cash-out, each award requiring exercise will become fully exercisable, and delivery of shares of stock deliverable under each outstanding award will be accelerated and such shares will be issued prior to the transaction on a basis that gives the participant a reasonable opportunity, as determined by the Administrator, following exercise of the award or delivery of the shares, as the case may be, to participate in the transaction as a stockholder. Any shares of stock so issued with respect to an award, in the discretion of the Administrator, may contain such restrictions as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the award was subject. All such awards will terminate upon consummation of such transaction.

Equitable Adjustment

In the event of a change in the outstanding common stock resulting from a stock dividend, stock split, recapitalization, or other capital change, the aggregate number of shares available under the 2007 Incentive Plan, the number of shares available for individual awards, the terms of outstanding awards, including stock option exercise prices, will be appropriately adjusted by the Administrator. The Administrator may also make adjustments in other circumstances if it determines that the adjustments are necessary to avoid distortion in the operation of the 2007 Incentive Plan and to preserve the value of awards; provided, however, that no such adjustment shall be made to the maximum share limits, or otherwise to an award intended to be eligible for the performance-based exception under Section 162(m) of the Code, except to the extent consistent with that exception.

Amendment

Subject to the Administrator’s obligation to exercise its discretion consistent with qualifying awards for the performance-based exception under Section 162(m) if such awards are intended to so qualify, the Administrator may at any time or times amend the 2007 Incentive Plan or any outstanding award for any purpose which may at the time be permitted by law, and may at any time terminate the 2007 Incentive Plan as to any future grants of awards; provided, that except as otherwise expressly provided in the 2007 Incentive Plan, the Administrator may not, without the participant’s consent, alter the terms of an award so as to materially and adversely affect the participant’s rights under the award, unless the Administrator expressly reserved the right to do so at the time of such award. Any amendments to the 2007 Incentive Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code and applicable stock exchange requirements).

Certain Federal Income Tax Consequences

The following discussion summarizes certain U.S. federal income tax consequences of the issuance and receipt of options under the 2007 Incentive Plan under the law as in effect on the date of this proxy statement. The 2007 Incentive Plan provides for the grant of ISOs and NSOs, as well as other awards. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the 2007 Incentive Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options

An optionee realizes no taxable income upon the grant or, for regular tax purposes, upon the exercise of an ISO. However, the exercise of an ISO increases the optionee’s alternative minimum taxable income by an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price and this increase may give rise to an alternative minimum tax liability. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to our company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as capital gain for which our company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these two and one year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which our company is not entitled to a deduction.

Nonqualified Stock Options

In general, in the case of a so-called nonqualified stock option, or “NSO,” the optionee has no taxable income at the time of grant but realizes income in connection with the exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to our company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which our company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Equity Compensation Plan Information as of December 31, 2012

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by our security holders	7,672,384	$2.54	3,702,336
Equity compensation plans not approved by our security holders	—	—	—

TOTAL	7,672,384	$2.54	3,702,336

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR”

APPROVAL OF THE AMENDMENT TO OUR 2007 INCENTIVE PLAN

PROPOSAL 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) entitles our stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Please refer to the discussion under “Executive Compensation” for a description of the compensation of our named executive officers.

We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which include the compensation disclosed under “Executive Compensation,” the compensation tables and the related narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation policies and practices described in this proxy statement.

This vote is advisory in nature and therefore not binding on us, our Compensation Committee or our board of directors. Our board and our Compensation Committee, however, value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider the stockholders’ concerns, and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS

DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION

DISCLOSURE RULES OF THE SEC.

PROPOSAL 5 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also entitles our stockholders to vote, on an advisory or non-binding basis, on how frequently they would like to cast the advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer that the advisory votes on named executive officer compensation take place once every year, every two years or every three years.

After considering these three alternatives, our board of directors believes that conducting the advisory vote on executive compensation every year is appropriate for us and our stockholders at this time.

Vote Required

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted on this proposal at the Annual Meeting is required for advisory approval of the proposal. Our board of directors will consider the outcome of the vote when making future decisions regarding the frequency of the advisory vote on executive compensation. This vote is advisory in nature and not binding, however, and our board of directors may decide that it is in the best interests of us and our stockholders to hold an advisory vote more or less frequently than the alternative that is approved by our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “EVERY YEAR” FOR THE CONDUCT

OF AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

STOCKHOLDER PROPOSALS

Any proposal that a stockholder intends to present in accordance with Rule 14a-8 of Exchange Act of 1934 at our next Annual Meeting of Stockholders to be held in 2014 must be received by us on or before January 16, 2014. Only proper proposals under Rule 14a-8 which are timely received will be included in the proxy statement in 2014.

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of soliciting proxies in the accompanying form. In addition to the use of the mails, proxies may also be solicited by our directors, officers or other employees, personally or by telephone, facsimile or email, none of whom will be compensated separately for these solicitation activities.

We have also engaged Georgeson Inc. to assist in the solicitation of proxies. We will pay Georgeson Inc. a fee of $7,500 plus certain out-of-pocket expenses and flat fees of $6.00 per completed proxy solicitation call and $4.00 per telephone vote.

Delivery of Proxy Materials to Households

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and/or proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact your bank, broker or other nominee. Upon written request to us at Galena Biopharma, Inc., 310 N. State Street, Suite 208, Lake Oswego, Oregon 97034, Attention: Corporate Secretary, or by telephone at (855) 855-4253, we will promptly deliver without charge, upon oral or written request, a separate copy of the proxy material to any stockholder residing at an address to which only one copy was mailed. In addition, stockholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to us at the address and telephone number stated above.

Miscellaneous

Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.

ANNEX A

Amendment to Amended and Restated Certificate of Incorporation of Galena Biopharma, Inc.

ARTICLE III, Section A of the Amended and Restated Certificate of Incorporation of Galena Biopharma, Inc. shall be amended to read in its entirety as follows:

“A. Classes of Stock. This Corporation is authorized to issue 205,000,000 shares, of which 200,000,000 shares shall be Common Stock with a par value of $0.0001 per share (“Common Stock”) and 5,000,000 shares shall be Preferred Stock with a par value of $0.0001 per share (“Preferred Stock”).”

A-1

ANNEX B

Amendment to Galena Biopharma, Inc. Amended and Restated 2007 Incentive Plan

The reference in Section 4(a) of the 2007 Incentive Plan of Galena Biopharma, Inc. (the “ Plan “) to the maximum number of shares of “Stock” (as defined) that may be delivered in satisfaction of “Awards” (as defined) under the Plan shall be 16,500,000 shares. All related Plan information also shall be amended accordingly.

B-1

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 28, 2013.

Vote by Internet • Log on to the Internet and go to www.edocumentview.com/GALE • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

GALENA BIOPHARMA, INC. AND MAY BE REVOKED BY THE STOCKHOLDER PRIOR TO ITS EXERCISE.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1.	Nominees	FOR	WITHHOLD
	01 – Sanford J. Hillsberg	☐	☐

	02 – Steven A. Kriegsman	☐	☐

B	Issues – The Board of Directors recommends a vote FOR the following proposals.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
2.	Proposal to approve the amendment to our Amended and Restated Certificate of Incorporation.	☐	☐	☐	3.	Proposal to approve the amendment to our 2007 Incentive Plan.	☐	☐	☐

4	Proposal to approve, by non-binding vote, the compensation of our named executive officers as disclosed in the proxy statement.	☐	☐	☐	5.	Proposal to recommend by non-binding vote, the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.	EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
							☐	☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. The Board of Directors, at present, knows of no other business to be presented at the meeting.

C	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance	☐
Mark box to the right if you plan to attend the Annual Meeting.

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing in a fiduciary capacity, please indicate full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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